Exhibit 99.1

Item 6.            Selected Financial Data

The following table presents our selected historical financial data for the years ended December 31, 2008, 2007, 2006, 2005 and 2004. Future results may differ substantially from historical results because of changes in oil and gas prices, production increases or declines and other factors. This information should be read in conjunction with the consolidated financial statements and notes thereto and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”, presented elsewhere in this Current Report on Form 8-K.

Selected Historical Financial Information

The consolidated income statement information for the years ended December 31, 2008, 2007 and 2006 and the balance sheet information as of December 31, 2008 and 2007 are derived from our audited financial statements included elsewhere in this report. The income statement information for the years ended December 31, 2005 and 2004 and the balance sheet information at December 31, 2006, 2005 and 2004 is derived from audited financial statements that are not included in this report. The information in this table should be read in conjunction with the consolidated financial statements and accompanying notes and other financial data included herein.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(As Adjusted)(6)
	(in thousands, except per share data)
Statement of Operations Data:
Production revenues (1)	$605,881	$374,956	$344,127	$284,406	$165,843
Commodity derivative gain	7,920	—	—	—	—
Other revenues	4,110	15,314	31,202	4,353	4,137
Total operating and other revenues	617,911	390,270	375,329	288,759	169,980
Operating expenses:
Lease operating expense	44,318	41,643	29,768	19,585	14,592
Gathering and transportation expense	39,342	23,163	15,721	11,950	5,968
Production tax expense	44,410	22,744	25,886	33,465	20,087
Exploration expense	8,139	8,755	9,390	10,930	12,661
Impairment, dry hole costs and abandonment expense	32,065	25,322	12,824	55,353	24,011
Depreciation, depletion and amortization	206,316	172,054	138,549	89,499	68,202
General and administrative expense	40,454	32,074	27,752	24,540	18,061
Non-cash stock-based compensation expense	16,752	10,154	6,491	3,212	3,031
Total operating expenses	431,796	335,909	266,381	248,534	166,613
Operating income	186,115	54,361	108,948	40,225	3,367
Other income (expense):
Interest and other income	2,036	2,391	2,527	1,977	437
Interest expense	(19,717)	(12,754)	(10,339)	(3,175)	(9,945)
Total other income and expense	(17,681)	(10,363)	(7,812)	(1,198)	(9,508)
Income (loss) before income taxes	168,434	43,998	101,136	39,027	(6,141)
Provision for (benefit from) income taxes	63,175	17,244	39,125	15,222	(875)
Net income (loss)	105,259	26,754	62,011	23,805	(5,266)
Less deemed dividends on preferred stock	—	—	—	—	(36,343)
Less cumulative dividends on preferred stock	—	—	—	—	(18,633)
Net income (loss) attributable to common stockholders	$105,259	$26,754	$62,011	$23,805	$(60,242)
Income (loss) per common share(2):
Basic	$2.37	$0.61	$1.42	$0.55	$(15.40)
Diluted	$2.34	$0.60	$1.40	$0.55	$(15.40)
Weighted average number of common shares outstanding, basic(3)	44,432.4	44,049.7	43,694.8	43,238.3	3,912.3
Weighted average number of common shares outstanding, diluted	45,036.5	44,677.5	44,269.4	43,439.6	3,912.3

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(As Adjusted)(6)
	(in thousands)
Selected Cash Flow and Other Financial Data:
Net income (loss)	$105,259	$26,754	$62,011	$23,805	$(5,266)
Depreciation, depletion, impairment and amortization	206,316	172,054	138,549	89,499	68,202
Other non-cash items	109,376	40,938	37,765	71,168	26,887
Change in assets and liabilities	(18,004)	11,707	(1,427)	(202)	(2,941)
Net cash provided by operating activities	$402,947	$251,453	$236,898	$184,270	$86,882
Capital expenditures(4) (5)	$601,115	$443,678	$501,161	$347,427	$347,520

(1)	Revenues are net of effects of cash flow hedging transactions.
(2)	All per share information has been adjusted to reflect the 1-for-4.658 reverse common stock split effected upon the completion of our initial public offering in December 2004.
(3)

The weighted average number of common shares outstanding used in the loss per share calculation are computed pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 128 Earnings Per Share.  The weighted average common shares outstanding for the year ended December 31, 2004 does not include the 6,594,725 Series A or the 51,951,418 Series B preferred stock that were converted into a total of 26,387,679 common shares upon the completion of our initial public offering in December 2004.

(4)

Excludes future reclamation liability accruals of $8.2 million, $1.3 million, $6.3 million, $10.7 million and $7.1 million in 2008, 2007, 2006, 2005 and 2004, respectively, and includes exploration, dry hole and abandonment costs, which are expensed under successful efforts accounting, of $14.9 million, $29.0 million, $21.0 million, $23.6 and $36.2 million in 2008, 2007, 2006, 2005 and 2004, respectively. Also includes furniture, fixtures and equipment costs of $4.9 million, $4.6 million, $2.4 million, $2.6 million and $2.1 million in 2008, 2007, 2006, 2005 and 2004, respectively.

(5)

Not deducted from the amount is $2.4 million, $96.5 million, $92.3 million, $13.8 million and $8.8 million of proceeds received principally from the sale of interests in oil and gas properties during the years ended December 31, 2008, 2007, 2006, 2005 and 2004, respectively.

(6)

As a result of the retrospective application of FSP APB 14-1 that we adopted effective January 1, 2009, certain amounts in our consolidated financial statements for the year ended December 31, 2008 have been adjusted.

	As of December 31,
	2008	2007	2006	2005	2004
	(As Adjusted)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$43,063	$60,285	$41,322	$68,282	$99,926
Other current assets	270,311	71,142	97,185	73,036	37,964
Oil and natural gas properties, net of accumulated depreciation, depletion, amortization and impairment	1,548,633	1,182,664	951,132	737,992	549,182
Other property and equipment, net of depreciation	13,186	10,865	11,967	7,956	2,983
Oil and natural gas properties held for sale, net of accumulated depreciation, depletion, amortization and impairment	—	2,303	75,496	—	—
Other assets	119,300	2,428	10,299	1,679	6,103
Total assets	$1,994,493	$1,329,687	$1,187,401	$888,945	$696,158
Current liabilities	$225,794	$139,568	$119,795	$132,798	$62,106
Long-term debt	407,411	274,000	188,000	86,000	—
Other long-term liabilities	262,055	142,608	123,209	39,364	14,320
Stockholders’ equity	1,099,233	773,511	756,397	630,783	619,732
Total liabilities and stockholders’ equity	$1,994,493	$1,329,687	$1,187,401	$888,945	$696,158